Exhibit 5.1

CARROLL LEGAL LLC

1449 Wynkoop Street

Suite 507

Denver, CO 80202

May 23, 2024

Ascent Solar Technologies, Inc.

12300 Grant Street

Thornton, Colorado 80241

Re: At-The-Market Offering pursuant to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Ascent Solar Technologies, Inc., a Delaware corporation (the “Company”), in connection with the sale through H.C. Wainwright & Co., LLC (the “Manager”), as the sales agent, from time to time by the Company of shares of the common stock of the Company, par value $0.0001 per share (the “Common Stock”), having an aggregate offering price of up to $4,344,000 (the “Shares”), to be issued pursuant to a registration statement on Form S-3 initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on October 21, 2022 (File No. 333-267971) (as amended, the “Registration Statement”), the base prospectus, dated November 7, 2022, included in the Registration Statement (the “Base Prospectus”) and a prospectus supplement, dated May 23, 2024, filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Act”) (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), and that certain At The Market Offering Agreement, dated as of May 16, 2024, by and between the Company and the Manager (the “Offering Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement and the Offering Agreement. For purposes of rendering the opinion set forth below, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion including (i) the Registration Statement, including the exhibits filed therewith, (ii) the Base Prospectus, (iii) the Prospectus Supplement, (iv) the Company’s amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”), (v) the Company’s second amended and restated bylaws, as amended, (vi) the Offering Agreement, and (vii) the corporate resolutions and other actions of the Company that authorize and provide for the filing of the Prospectus Supplement and the issuance of the Shares pursuant thereto and the Offering Agreement, and we have made such other investigation as we have deemed appropriate. We have not independently established any of the facts so relied on.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Company are actually serving in such capacity, that the representations of officers and employees of the Company are correct as to questions of fact, that the board of directors will have taken all action necessary to set the issuance price of the Shares to be offered and sold and that each party to the documents we have examined or relied on (other than the Company) has the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are limited to the General Corporation Law of the State of Delaware (the “DGCL”) and the applicable statutory provisions of the Delaware Constitution and the reported judicial decisions interpreting such statute and provisions and, solely in connection with the opinion given below. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

Based on the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth below, we are of the opinion that:

1.	The Shares have been duly authorized by all requisite corporate action on the part of the Company, and when the Shares are issued and paid for as described in the Prospectus in accordance with the terms of the Offering Agreement, the Shares will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, we have assumed that (i) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL and (ii) upon the issue of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Certificate of Incorporation.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference in the Prospectus. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus and in each case in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 and Section 11 of the Act, or the rules and regulations of the Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of the Prospectus within the meaning of the term “expert” as used in the Act or the related rules and regulations of the Commission promulgated thereunder.

Yours truly,

CARROLL LEGAL LLC

By: /s/ James H. Carroll

Name: James H. Carroll

Title: Managing Member